Exhibit 99.5

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Chesapeake Energy Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of Chesapeake Energy Corporation and WildHorse Resource Development Corporation, which is part of the Registration Statement (the “Registration Statement”), of our opinion dated October 29, 2018 appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—Opinions of Financial Advisors—Opinion of Morgan Stanley & Co. LLC, WildHorse’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the WildHorse Board of Directors and WildHorse’s Reasons for the Merger”, “The Merger—Opinion of Morgan Stanley & Co. LLC, WildHorse’s Financial Advisor” and “The Merger—Summary of Analyses of WildHorse’s Financial Advisors”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Yosuke Nishibayashi
Yosuke Nishibayashi
Executive Director

New York, New York

December 18, 2018